Vermont Pure Holdings Announces Fiscal 2004 Fourth Quarter and Year-end
Financial Results

          WILLISTON, Vt., Jan. 10 /PRNewswire-FirstCall/ -- Vermont Pure Holdings (Amex: VPS) announced its fourth quarter and year end results for fiscal year 2004 today.

          Sales from continuing operations for the fourth quarter advanced 5% to $13.7 million from $13.1 million in the previous year. Income from continuing operations more than doubled to $235,000 in the quarter compared to $103,000 for the corresponding period a year ago. Net Income, which for the fourth quarter of 2003 includes retail operations that the Company sold in 2004, increased 22% in the fourth quarter compared to the year earlier.

          On a full year basis, sales from continuing operations increased 5% to $52.5 million from $49.9 million in fiscal year 2003. Income from continuing operations was $491,000 in fiscal year 2004 compared to $962,000 in the previous year.  Including income from discontinued operations, net income was $651,000, or $0.03 per share, compared to $1,353,000 in fiscal year 2003, or $0.06 per share.

          “Fiscal 2004 was a transition year marked by a major change in our business. By successfully selling our retail PET segment, we are in a position to increase market share organically, service our markets more efficiently, and to continue to acquire smaller independent Home & Office distributors in our core markets,” said Tim Fallon, CEO of Vermont Pure Holdings, Ltd. “Our increase in profitability in the fourth quarter and recent acquisitions have laid the groundwork and momentum for improvement in fiscal 2005”, said Tim Fallon CEO of Vermont Pure Holdings, Ltd.

          The Company sold its retail division in March, 2004 enabling it to use $10,000,000 in proceeds to pay off $5,000,000 of senior debt and $5,000,000 of 12% coupon subordinated debt. “In addition to the sale, we accomplished a great deal in fiscal year 2004.  We made six strategic acquisitions that were immediately accretive by consolidating into our existing operations.  We also completed two new distribution centers and bottling facility to enhance our distribution. While these initiatives negatively affected our bottom line in fiscal 2004, fourth quarter results reflect an improving trend as a result of these investments,” continued Fallon.

          The Company expects sales of $57,000,000 to $59,000,000 in fiscal year 2005 resulting in EBITDA for the year of $10,500,000 to $11,500,000. This earnings estimate includes $500,000 in incremental administrative costs in 2005 attributable to initial compliance with section 404 of the Sarbanes-Oxley Act.

          The Company’s management will discuss the recent financial results in a conference call on Thursday, January 13, 2005 at 10:00 AM, Eastern Time.  The call will run approximately one hour and can be attended by telephone by dialing 877-236-1078 in the U.S. and 213-408-0663 outside the U.S.  The conference ID is VERMONT.  The call can be accessed live via the Internet at http://www.companyboardroom.com and will be available over the Internet for a period of 90 days after the call. This web-cast can be accessed through the Company’s website, http://www.vermontpure.com on the investor relations page as well as the web address listed above.

          Vermont Pure Holdings, LTD. is the largest independent and third largest Home and Office distributor of its kind in the United States.  The Company bottles and distributes natural spring water under the Vermont Pure(R) trademark and purified with minerals added bottled water under the Crystal Rock(R) brand.  It markets its bottled water brands, as well as other home and office refreshment products, to over 95,000 customers throughout New England and New York. The Company is currently executing a growth strategy to expand its home and office customer base through acquisition of smaller regional home and office bottled water and refreshment product distributors.  Vermont Pure Holdings Ltd.’s common stock trades on the American Stock Exchange under the symbol: VPS.

VERMONT PURE HOLDINGS, LTD
Results of Operations

	(Unaudited) Twelve Months Ended:		(Unaudited) Three Months Ended:

	October 31, 2004	October 31, 2003	October 31, 2004	October 31, 2003

(000’s $)
Sales	$52,473	$49,854	$13,738	$13,061
Income from continuing operations	$491	$962	$235	$103
Income from discontinued operations	$160	$391	$0	$90
Net Income	$651	$1,353	$235	$193
Add Back:
Interest	$3,507	$4,413	$787	$1,125
Taxes	$462	$851	$178	$71
Depreciation	$5,091	$5,074	$1,289	$1,338
Amortization	$409	$186	$150	$60
*EBITDA	$10,120	$11,877	$2,639	$2,787
Basic net earnings per share	$0.03	$0.06	$0.01	$0.01
Diluted net earnings per share	$0.03	$0.06	$0.01	$0.01
Basic Wgt. Avg. Shares Out.
(000’s)	21,497	21,282	21,542	21,311
Diluted Wgt Avg. Shares Out.
(000’s)	21,575	21,765	21,542	21,713

*   Earnings Before Interest, Taxes, Depreciation and Amortization

EBITDA is included because management believes it is a useful tool for investors to assess the operating performance of the business in comparison to other businesses in the industry. In addition, EBITDA is a measure used to calculate one of the financial covenants for compliance with the Company’s senior debt facility. Management believes that the most directly comparable GAAP financial measure is net income.

          Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company’s filings with the Securities and Exchange Commission.

SOURCE  Vermont Pure Holdings Ltd.

          -0-                                                  01/10/2005
          /CONTACT: Tim Fallon, CEO, or Peter Baker, President, +1-860-945-0661 ext.
3001, or Bruce MacDonald, CFO, +1-802-860-1126, or Eugene Malone, Corporate
Investors Network, +1-888-377-9777, all of Vermont Pure Holdings/
          /Web site:  http://www.vermontpure.com/